Exhibit 10.2

CONDITIONAL OPTION AGREEMENT
BETWEEN
AVANTI POLAR LIPIDS, INC.
AND
NEOPHARM, INC.

THIS CONDITIONAL OPTION AGREEMENT is hereby made and entered into as of this the 26 day of January, 1999 (the “Effective Date”) by and between AVANTI POLAR LIPIDS, INC., an Alabama corporation having its principal place of business at 700 Industrial Park Drive, Alabaster, Alabama 35007 (“Avanti”), and NEOPHARM, INC., a Delaware corporation, having a place of business at 100 Corporate North, Suite 215, Bannockburn, Illinois 60015 (“Neopharm”).

WITNESSETH:

WHEREAS, Avanti is engaged in the production of certain lipids and other biochemical products such as synthetic cardiolipin for sale primarily to third parties engaged in research and educational activities; and

WHEREAS, Neopharm is engaged in the development of proprietary liposomal products for use in the encapsulation of cancer drugs; and

WHEREAS, to date, Neopharm has developed two such products, Liposomal Doxorubiein and Paclitaxel; and

WHEREAS, synthetic cardiolipin is a key ingredient in both products; and

WHEREAS, Neopharm and Avanti entered into that certain Synthetic Cardiolipin Supply Agreement (the “Supply Agreement”) dated May 26, 1998, setting forth the terms pursuant to which Avanti will supply Neopharm with synthetic cardiolipin for use in Liposomal Doxorubicin and Paclitaxel; and

WHEREAS, Section 5(e) of the Supply Agreement provides that in the event Avanti elects to terminate the manufacture of synthetic cardiolipin, Neopharm has a right to obtain a non-exclusive license from Avanti to allow Neopharm to continue the manufacture of synthetic cardiolipin on an uninterrupted basis; and

WHEREAS, Avanti and Neopharm wish to formalize the rights granted to Neopharm pursuant to Section 5(e) of the Supply Agreement by entering into this Conditional Option Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, including, the mutual covenants and agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, Avanti and Neopharm, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 “Avanti - GMP Production Process” means those certain processes and procedures that Avanti has developed and created for the production and manufacture of lipids used by Avanti and which are in accordance with the “Good Manufacturing Practices” conditions as described in the United States Code of Federal Regulations and “Good Manufacturing Practices” regulations and the European Community Guide to Good Manufacturing Practices, in all events adhering to the U. S. GMP Regulations where conflict between the U. S. GMP Regulations and such European Community regulations arise.

Section 1.2 “Avanti Intellectual Property” means any and all innovations, patents, copyrights, trade secrets, patentable ideas, copyrightable works, and all confidential technical, scientific or business information, in whatever form or stage of completion, owned exclusively by Avanti.

Section 1.3 “Field of Use” means the commercialization of any anthrocyclines and taxanes described in a Valid Claim of a Neopharm Patent for use as pharmaceuticals.

Section 1.4 “Neopharm Patent” means one of the patents or patent applications listed on Exhibit A to this Conditional Option Agreement.

Section 1.5 “Synthetic Cardiolipin Intellectual Property” means that portion of the Avanti Intellectual Property which relates either directly or indirectly to that portion of the Avanti - GMP Production Process used to supply synthetic cardiolipin to Neopharm pursuant to the terms of the Supply Agreement.

Section 1.6 “Valid Claim” means a claim of a Neopharm Patent which has not been held invalid by a non-appealed or unappealable decision by a court or other appropriate body of competent jurisdiction.

ARTICLE II
CONDITIONAL GRANT

Section 2.1 Conditional Option to Non-Exclusive License.  In the event that, pursuant to Section 5(e) of the Supply Agreement, Avanti elects to terminate the manufacture of synthetic cardiolipin, Avanti hereby grants to Neopharm an option to obtain a non-exclusive license to the

Synthetic Cardiolipin Intellectual Property to make, have made, use, and sell synthetic cardiolipin in the Field of Use.

Section 2.2 Option.  This Conditional Option Agreement shall commence on the Effective Date and shall expire on May 1, 2008, unless earlier terminated in accordance with the terms and conditions of the Supply Agreement.  In the event that the Supply Agreement is still in effect on May 1, 2008, this Conditional Option Agreement shall thereafter automatically renew for additional terms of two (2) years each. Notwithstanding any other provision of the Supply Agreement or this Conditional Option Agreement, however, this Conditional Option Agreement shall terminate automatically upon termination of the Supply Agreement.

Section 2.3 Option Exercise.  The option contemplated in this Agreement shall become effective immediately upon Neopharm’s receipt of written notification from Avanti of Avanti’s decision to terminate the manufacture of synthetic cardiolipin for supply to Neopharm pursuant to the terms of the Supply Agreement (the “Avanti Notice of Termination”).  Neopharm shall have ninety (90) days from its receipt of the Avanti Notice of Termination to exercise the option contemplated in this Agreement.  Neopharm shall notify Avanti of its intent to exercise such option in writing in accordance with the terms of Section 4.4 of this Conditional Option Agreement.

ARTICLE III
LICENSE TERMS

Upon exercise of the option, Avanti and Neopharm hereby agree to negotiate in good faith to establish the terms of a non-exclusive license agreement granting Neopharm non-exclusive rights to the Synthetic Cardiolipin Intellectual Property to make, have made, use and sell synthetic cardiolipin in the Field of Use under such terms and conditions as are customary in the trade.  Such non-exclusive license agreement shall include, without limitation, the following provisions: a license fee, milestone payments, royalty payments, right to grant sublicenses together with provisions allocating the proceeds derived from any such sublicenses between Avanti and Neopharm, a commitment by Neopharm and any sublicensee to exert their best efforts to utilize synthetic cardiolipin in the Field of Use as rapidly as practicable, the right of Avanti to terminate the non-exclusive license should Neopharm or its sublicensee fail to meet specified due-diligence milestones, and indemnity and insurance provisions.

ARTICLE IV
GENERAL TERMS AND CONDITIONS

Section 4.1 Assignability; Assumption.  This Conditional Option Agreement shall be binding upon and shall inure to the benefit of the parties, their legal representatives, successors and assigns.  This Conditional Option Agreement and any rights granted hereunder may not be assigned, transferred or conveyed by either party without the prior written consent of the other; provided, however, that Neopharm may assign this Conditional Option Agreement to Pharmacia and Upjohn, Inc. without Avanti’s consent.  In the event that Avanti shall sell all or substantially all of its assets relating to the manufacture of Synthetic Cardiolipin to another entity, or in the event that Avanti shall merge (or otherwise combine) with or into another entity and shall not be the surviving entity, Avanti agrees that it shall impose as a condition to any such sale or combination that this Conditional Option Agreement shall be a part of the assets which are transferred and taken up by the purchaser of the assets or the obligations imposed by this Conditional Option Agreement shall be specifically assumed by any such surviving entity purchaser.

Section 4.2 Choice of Law; Amendment.  This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.  Any modifications, changes or amendments to this Agreement shall be effective only if in writing and signed by a duly authorized representative of each party.

Section 4.3 Entire Agreement.  This Agreement constitutes the entire understanding of the parties relating to the grant by Avanti to Neopharm of a conditional option to acquire a non-exclusive license to the Synthetic Cardiolipin Intellectual Property to make, have made, use and sell synthetic cardiolipin in the Field of Use.  Neither Avanti nor Neopharm have relied on and do not rely on any representations or statements by the other party or such party’s agents, whether verbal or written, with respect to the subject matter of this Conditional Option Agreement.

Section 4.4 Notices.  Any notice, communication or other information permitted or required to be given under this Agreement shall be effective and deemed properly given upon sending with confirmed written answer back, if sent by facsimile; upon delivery, return as undeliverable, or refusal of delivery, if delivered by hand; or on the seventh (7th) day after being placed in the United States Mail, addressed to a party at the address set forth below or as hereinafter identified by a party, postage prepaid, return receipt requested; in all events any such notice, communication or information shall be sent to the parties addressed as follows:

If to Avanti:	Avanti Polar Lipids, Inc.
700 Industrial Park Drive
Alabaster, Alabama 35007
Attention: Dr. Walter A. Shaw
Facsimile: 205/663-0756

If to Neopharm:	Neopharm, Inc.
100 Corporate North, Suite 215
Bannockburn, Illinois 60015
Attention: Mr. James M. Hussey
Facsimile: (847) 295-8678

Any party may give notice of a change of address, facsimile number, telephone number or other pertinent mailing or delivery information from time to time, so long as such notice is given in accordance with this Section.

Section 4.5 Captions.  The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 4.6 Severability.  The invalidity, in whole or in part, of any covenant, promise, undertaking or any paragraph, subsection, sentence, clause, phrase or word or any provision of this Conditional Option Agreement shall not affect validity of the remaining portions thereof.  Each party acknowledges and agrees that the restrictions contained in this Conditional Option Agreement are reasonable and valid in scope and in all other respects.  If any provision of this Conditional Option Agreement or the application thereof by or to any party or circumstance shall be determined to be invalid or unenforceable to any extent, the remainder of this Conditional Option Agreement and the application of such provision to other parties or circumstances shall not be affected thereby and shall be enforced to the maximum permitted under applicable law.  Without limiting the generality of the foregoing, if any court of competent jurisdiction determines that any part of this Conditional Option Agreement is unenforceable because of the duration or scope of any provision, or both, the parties agree that such duration or scope shall be reduced to the extent determined to be reasonable by such court of competent jurisdiction and, in its reduced form, such provisions shall then be valid and enforceable.

IN WITNESS WHEREOF, each Party has caused the due execution of this Agreement as of the Effective Date.

ATTEST:		Avanti Polar Lipids, Inc., an Alabama corporation,

By:	/s/ Stephen W. Burgess	By:	/s/ Walter A. Shaw
Walter A. Shaw, Ph.D.
Its:	Director, Research & Development	Its:	President

ATTEST:		Neopharm, Inc., a Delaware corporation,

By:	/s/ Lewis Strauss	By:	/s/ James M. Hussey
James M. Hussey, R. Ph., M.B.A.
Its:	CHIEF MEDICAL OFFICER	Its:	President

EXHIBIT A

Neopharm Patents

United States Patent No. 5,560,923, Method of encapsulating anthracycline in liposomes, issued October 1, 1996.

United States Patent No. 5,424,073, Liposome encapsulated taxol and a method of using the same, issued June 13, 1995.